Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement, (the “Agreement”) dated August 25, 2011, by and between Augme Technologies, Inc., a Delaware corporation, with its principal office at 350 7th Ave, 2nd Floor, New York, NY 10010, (the “Company”) and Ivan Braiker (“Employee”) is hereby amended as follows with the remaining provisions of the Agreement remaining in full force and effect.

AMENDMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto amend the Agreement as follows:

1.	Paragraph 1, Employment: Duties and Responsibilities, shall be replaced to read as follows:

Employer hereby employs Employee as Chief Executive Officer of the Company.  Subject at all times to the direction of the Board of Directors of Employer, Employee shall have direct responsibility over operations, sales marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing.  Employee will also perform other services and duties, as the Board of Directors shall determine.  Employee’s permanent job sites shall be in Kirkland, Washington and New York, New York.  Employee shall serve, by mutual consent, in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.  Employer agrees that as long as Employer employs Employee, Employer will use its best efforts to cause Employee to be elected as Director of Employee.

2.	Paragraph 5, Salary: (i) Base Salary, shall be replaced to read as follows:

As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary: Employer shall pay Employee a base salary at the rate of $320,000 per annum, payable semi-monthly, (ii) base salary shall increase to $350,000 on the one year anniversary of this amendment..

3.	Paragraph 5, Salary: (iv) Sales Bonus, shall be added

(iv) Sales Bonus:  In the event of a Control Change, you will receive a flat fee of 1.0% of Aggregate Consideration above $75MM.  For purposes of the previous sentence: (A) “Control Change” and (B) “Aggregate Consideration” are defined below.

For the purposes of this section: (A) “Control Change” shall have the same meaning as defined in Section 6 hereof.  (B) “Aggregate Consideration” shall mean (i) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in connection with any Control Change, including any amounts committed by any party to a transaction to be paid to the Company after any closing date, plus (ii) the amount of all consideration directly or indirectly received by the Company as a result of the exercise of any options, warrants or other securities conferring the option to invest additional capital in the Company that were issued in connection with a Control Change, plus (iii) without duplication, the total amount of Company indebtedness assumed by, repaid, refinanced or otherwise transferred (or for which a commitment to assume, pay, refinance or accept Company indebtedness was made) in connection with a Control Change, minus (iv) any costs incurred by the Company in connection with the Control Change.

4.	Paragraph 5, Salary (v): Discretionary bonus, shall be added

The Board of Directors will have the discretion to award Employee a discretionary bonus of up to twenty thousand dollars ($20,000) per quarter.

5. Paragraph 8, Fringe Benefits (i) shall be replaced to read as follows:

(i) During the term of this Agreement, Employer shall provide to Employee, at its sole expense, health insurance including disability insurance up to $267 a month and other fringe benefits on the same terms and conditions as it shall afford other senior management employees.

IN WITNESS WHEREOF, this amendment is dated as of the 7 day of May, 2013.

On Behalf of the Employer

By: /s/Todd E. Wilson
Todd E. Wilson, Chairman of the Board

Employee:

By: /s/Ivan Braiker
Ivan Braiker, Employee